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Exhibit 99.1

AFFILIATED MANAGERS GROUP, INC.
Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG to Raise $225 Million From Sale of Convertible Securities

Boston, MA, February 19, 2003—Affiliated Managers Group, Inc. (NYSE: AMG) announced that it will raise $225 million through an offering of convertible securities due 2033 ("convertible securities") prior to the market opening this morning. AMG may raise up to an additional $50 million upon exercise of an over-allotment option in connection with the offering. AMG expects to use the proceeds of the offering to fund possible repurchases of its debt and equity securities, including the repurchase of approximately $25 million of AMG common stock simultaneous with the offering, and for general corporate purposes.

        Neither the convertible securities nor the shares issuable upon conversion of them have been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2001.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG's Web site at www.amg.com.

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  Exhibit 99.1